Exhibit 99.1

Steel Connect Reports Second Quarter Fiscal 2023 Financial Results

Second Quarter 2023 Results

•Net revenue from continuing operations totaled $50.8 million, as compared to $54.3 million in the prior year.
•Net loss from continuing operations was $0.5 million, as compared to net loss from continuing operations of $1.5 million in the prior year.
•Net loss attributable to common stockholders was $1.1 million, as compared to net loss attributable to common stockholders of $23.5 million in the prior year.
•Adjusted EBITDA* was $4.6 million, as compared to $1.8 million in the prior year.
•Net cash provided by operating activities was $1.3 million.
•Free Cash Flow* totaled $1.0 million.
•Total debt, net of unamortized discounts and issuance costs, was $12.0 million; Net Debt* totaled $(47.5) million.

Six-Month Fiscal Year-to-Date Financial Results

•Net revenue from continuing operations totaled $102.1 million, as compared to $98.7 million in the prior year.
•Net income from continuing operations was $4.4 million, as compared to net loss from continuing operations of $2.5 million in the prior year.
•Net income attributable to common stockholders was $3.4 million, as compared to net loss attributable to common stockholders of $43.5 million in the prior year.
•Adjusted EBITDA* was $11.9 million, as compared to $2.4 million in the prior year.
•Net cash provided by operating activities was $9.6 million.
•Free Cash Flow* totaled $8.7 million.

SMYRNA, TN (March 15, 2023) – Steel Connect, Inc. (the "Company") (NASDAQ: STCN) today announced financial results for its second quarter ended January 31, 2023.

Results of Operations

The financial information and discussion that follows below are for the Company's operations.

	Three Months Ended January 31,		Six Months Ended January 31,
	2023	2022	2023	2022
	(in thousands)
Net revenue	$50,781	$54,322	$102,140	$98,676
Net (loss) income from continuing operations	(526)	(1,486)	4,431	(2,469)
Net (loss) income attributable to common stockholders	$(1,063)	$(23,514)	$3,357	$(43,545)
Adjusted EBITDA*	$4,631	$1,754	$11,912	$2,381
Adjusted EBITDA margin*	9.1%	3.2%	11.7%	2.4%
Net cash provided by (used in) operating activities	1,336	1,098	9,588	(2,722)
Additions to property and equipment	(318)	(463)	(866)	(826)
Free cash flow*	$1,018	$635	$8,722	$(3,548)

*    See reconciliations of these non-GAAP measurements to the most directly comparable GAAP measures included in the financial tables. See also "Note Regarding Use of Non-GAAP Financial Measurements" below for the definitions of these non-GAAP measures.

Results of Operations

Comparison of the Second Quarter and Six Months Ended January 31, 2023 and 2022

	Three Months Ended January 31,			Six Months Ended January 31,
	2023	2022	Fav (Unfav) ($)	2023	2022	Fav (Unfav) ($)
	(unaudited, $ in thousands)			(unaudited, $ in thousands)
Net revenue	$50,781	$54,322	(3,541)	$102,140	$98,676	3,464
Cost of revenue	(37,719)	(43,421)	5,702	(74,813)	(78,369)	3,556
Gross profit	13,062	10,901	2,161	27,327	20,307	7,020
Gross profit margin	25.7%	20.1%	—	26.8%	20.6%	—
Selling, general and administrative	(10,459)	(9,994)	(465)	(20,845)	(18,829)	(2,016)
Restructuring	—	(856)	856	—	(856)	856
Interest expense	(848)	(750)	(98)	(1,674)	(1,512)	(162)
Other (losses) gains, net	(2,627)	(64)	(2,563)	402	(541)	943
Total costs and expenses	(13,934)	(11,664)	(2,270)	(22,117)	(21,738)	(379)
(Loss) income from continuing operations before income taxes	(872)	(763)	(109)	5,210	(1,431)	6,641
Income tax benefit (expense)	346	(723)	1,069	(779)	(1,038)	259
Net (loss) income from continuing operations	$(526)	$(1,486)	$960	$4,431	$(2,469)	$6,900

Net Revenue

Net revenue from continuing operations for the second quarter decreased $3.5 million, or 6.5%, as compared to the same period in the prior year. The decrease in net revenue was driven by lower volumes associated with clients in the computing and consumer electronics markets during the three months ended January 31, 2023 as compared to the same period in the prior year. Fluctuations in foreign currency exchange rates had an insignificant impact on the Supply Chain segment's net revenues for the three months ended January 31, 2023, as compared to the same period in the prior year.

Net revenue from continuing operations for the six months ended January 31, 2023 increased $3.5 million, or 3.5%, as compared to the same period in the prior year. This increase in net revenue was driven by overall higher volume associated with clients in the computing and consumer electronics markets as compared to the same period in the prior year, as well as new business revenue. Fluctuations in foreign currency exchange rates had an insignificant impact on the Supply Chain segment's net revenues for the six months ended January 31, 2023, as compared to the same period in the prior year.

Cost of Revenue

Cost of revenue from continuing operations for the second quarter decreased $5.7 million, or 13.1%, as compared to the same period in the prior year, primarily due to a decrease in cost of materials as a result of the decrease in net revenue discussed above. Cost of revenue for the three months ended January 31, 2023 included materials procured on behalf of our Supply Chain clients of $21.1 million, as compared to $25.7 million for the same period in the prior year, a decrease of $4.6 million, driven by lower volumes for clients in the computing and consumer electronics market. The remaining $1.1 million decrease is driven by lower labor costs, such as a decrease in salaries and wages and production costs and due to severance charges in the three months ended January 31, 2022 that did not recur.

Cost of revenue from continuing operations for the six months ended January 31, 2023 decreased $3.6 million, or 4.5%, as compared to the same period in the prior year, primarily driven by a decrease in cost of materials. Cost of revenue for the six months ended January 31, 2023 included materials procured on behalf of our Supply Chain clients of $40.4 million, as compared to $44.7 million for the same period in the prior year, a decrease of $4.3 million driven by lower material costs related to services launched in the prior year period along with lower material costs related to programs that ended during the current year period. This decrease is partially offset by a $0.7 million increase in higher labor costs as a result of overall higher revenue volume.

Gross Profit Margin

Gross profit percentage for the current quarter increased 560 basis points, to 25.7% as compared to 20.1% in the prior year quarter, driven by higher value added revenue for a major client in the computing and consumer electronics market and to a lesser extent the impact of severance charges in the three months ended January 31, 2022 that did not recur. Fluctuations in foreign currency exchange rates had an insignificant impact on Supply Chain's gross margin for the three months ended January 31, 2023 as compared to the same period in the prior year.

Gross profit percentage for the six months ended January 31, 2023 increased 620 basis points, to 26.8% as compared to 20.6% for the six months ended January 31, 2022, driven by higher value added revenue from a major client in the computing and consumer electronics market. Fluctuations in foreign currency exchange rates had an insignificant impact on Supply Chain's gross margin for the six months ended January 31, 2023.

Selling, General and Administrative

Selling, general and administrative expenses during the three months ended January 31, 2023 increased by approximately $0.5 million as compared to the same period in the prior year due to an increase in legal fees for Corporate-level activity. Selling, general and administrative expenses during the three months ended January 31, 2023 for the Supply Chain segment did not change significantly as compared to the same period in the prior year. Fluctuations in foreign currency exchange rates did not have a significant impact on selling, general and administrative expenses for the three months ended January 31, 2023 as compared to the same period in the prior year.

Selling, general and administrative expenses during the six months ended January 31, 2023 increased by approximately $2.0 million as compared to the same period in the prior year. Selling, general and administrative expenses for the Supply Chain segment increased $1.0 million primarily due to bad debt expense recorded for a client in the consumer products industry in first quarter of fiscal year 2023. Corporate-level activity increased $1.0 million primarily due to an increase in legal and other professional fees. Fluctuations in foreign currency exchange rates did not have a significant impact on selling, general and administrative expenses for the six months ended January 31, 2023, as compared to the same period in the prior year.

Restructuring
During the fiscal year ended July 31, 2021, ModusLink implemented a strategic plan to reorganize its sales function and the e-Business operations. The restructuring charges associated with this plan were primarily composed of employee termination costs. In November 2021, ModusLink amended its strategic plan to include reorganizing its supply chain operations and recorded a restructuring charge of approximately $0.9 million during the three and six months ended January 31, 2022. There were no restructuring costs recorded during the three or six months ended January 31, 2023, which is driving the decrease in costs for both periods.

Interest Expense

Total interest expense increased by $0.1 million and $0.2 million during the three and six months ended January 31, 2023, respectively, as compared to the same periods in the prior year, primarily due to higher interest expense related to accretion of the discount on the SPHG Note.

Other (Losses) Gains, Net

The $2.6 million increase in other losses, net during the three months ended January 31, 2023 compared to the same period in the prior year primarily relates to $3.3 million of foreign exchange losses recorded for the three months ended January 31, 2023 compared to $0.3 million of foreign exchange losses recorded for the same period in the prior year. The increase in foreign exchange losses is primarily driven by unrealized losses incurred, particularly for changes in the China Renminbi and the Singapore Dollar.
The $0.9 million increase in other gains (losses), net is primarily driven by $0.5 million increase in interest income, and $0.4 million increase in sublease income in the six months ended January 31, 2023 as compared to the same period in the prior year. Foreign exchange gains (losses) did not change significantly as compared to the same period in the prior year.

Income Tax Benefit (Expense)

During the three months ended January 31, 2023, the Company recorded an income tax benefit of approximately $0.3 million as compared to $0.7 million in income tax expense for the same period in the prior fiscal year. The decrease in income tax expense is primarily due to lower taxable income in foreign jurisdictions, as compared to the prior year period.

During the six months ended January 31, 2023, the Company recorded income tax expense of approximately $0.8 million as compared to $1.0 million for the same period in the prior fiscal year. The decrease in income tax expense is primarily due to lower taxable income in foreign jurisdictions, as compared to the prior year period.

Net (Loss) Income From Continuing Operations

Net loss from continuing operations for the three months ended January 31, 2023 decreased $1.0 million as compared to the same period in the prior fiscal year, driven by the $1.1 million favorable change in income taxes. Refer to discussion above for further details.

Net income from continuing operations for the six months ended January 31, 2023 increased $6.9 million, as compared to the same period in the prior year. The increase in net income from continuing operations is primarily due to the increase in gross profit, a decrease in restructuring and income tax expense, and an increase in other gains, net, partially offset by an increase in SG&A expenses. Refer to explanations above for further details regarding specific increases or decreases.

Additions to Property and Equipment (Capital Expenditures)

Capital expenditures for the second quarter totaled $0.3 million, or 0.6% of net revenue, as compared to $0.5 million, or 0.9% of net revenue, for the same period in the prior year.

Capital expenditures for the six months ended January 31, 2023 totaled $0.9 million, or 0.8% of net revenue, as compared to $0.8 million, or 0.8% of net revenue, for the same period in the prior year.

Adjusted EBITDA

Adjusted EBITDA increased $2.9 million, or 164.0%, for the second quarter as compared to the same period in the prior year, primarily due to an increase in net income from continuing operations.

Adjusted EBITDA increased $9.5 million, or 400.3%, for the six months ended January 31, 2023 as compared to the same period in the prior year. The increase is primarily due to increase in net income from continuing operations of $6.9 million.

Liquidity and Capital Resources

As of January 31, 2023, the Company had cash and cash equivalents of $62.4 million and ModusLink had readily available borrowing capacity of $11.9 million under its revolving credit facility with Umpqua Bank.

As of January 31, 2023, total debt outstanding, net of unamortized discounts and issuance costs, was $12.0 million, which was comprised of $14.9 million outstanding on the 7.50% Convertible Senior Note due March 1, 2024, less associated unamortized discounts and issuance costs, as well as unamortized deferred financing costs on the Umpqua Revolver.

About Steel Connect, Inc.

Steel Connect, Inc. is a holding company whose wholly-owned subsidiary, ModusLink Corporation, serves the supply chain management market.

ModusLink is an end-to-end global supply chain solutions and e-commerce provider serving clients in markets such as consumer electronics, communications, computing, medical devices, software and retail. ModusLink designs and executes critical elements in its clients' global supply chains to improve speed to market, product customization, flexibility, cost, quality and service. These benefits are delivered through a combination of industry expertise, innovative service solutions, and integrated operations, proven business processes, an expansive global footprint and world-class technology. ModusLink also produces and licenses an entitlement management solution powered by its enterprise-class Poetic software, which offers a complete solution for activation, provisioning, entitlement subscription, and data collection from physical goods (connected products) and digital products. ModusLink has an integrated network of strategically located facilities in various countries, including numerous sites throughout North America, Europe and Asia.

– Financial Tables Follow –

Steel Connect, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	January 31, 2023	July 31, 2022
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$62,427	$53,142
Accounts receivable, trade, net	37,180	40,083
Inventories, net	8,916	8,151
Funds held for clients	4,354	4,903
Prepaid expenses and other current assets	5,223	3,551
Total current assets	118,100	109,830
Property and equipment, net	3,493	3,534
Operating lease right-of-use assets	30,538	19,655
Other assets	3,981	4,730
Total assets	$156,112	$137,749

LIABILITIES, CONTINGENTLY REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$32,805	$30,553
Accrued expenses	25,632	28,396
Funds held for clients	4,323	4,903
Current lease obligations	7,665	6,466
Other current liabilities	15,031	13,482
Total current liabilities	85,456	83,800
Convertible note payable	12,104	11,047
Long-term lease obligations	22,904	12,945
Other long-term liabilities	5,222	3,983
Total long-term liabilities	40,230	27,975
Total liabilities	125,686	111,775

Contingently redeemable preferred stock	35,180	35,180

Preferred stock, $0.01 par value per share. 4,965,000 shares authorized at January 31, 2023 and July 31, 2022; zero shares issued and outstanding at January 31, 2023 and July 31, 2022	—	—
Common stock, $0.01 par value per share. Authorized 1,400,000,000 shares; 60,784,589 issued and outstanding shares at January 31, 2023; 60,529,558 issued and outstanding shares at July 31, 2022	607	605
Additional paid-in capital	7,479,719	7,479,366
Accumulated deficit	(7,489,960)	(7,493,317)
Accumulated other comprehensive income	4,880	4,140
Total stockholders' deficit	(4,754)	(9,206)

Total liabilities, contingently redeemable preferred stock and stockholders' deficit	$156,112	$137,749

Steel Connect, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended January 31,		Six Months Ended January 31,
	2023	2022	2023	2022
Net revenue	$50,781	$54,322	$102,140	$98,676
Cost of revenue	37,719	43,421	74,813	78,369
Gross profit	13,062	10,901	27,327	20,307
Operating expenses:
Selling, general and administrative	10,459	9,994	20,845	18,829
Restructuring	—	856	—	856
Total operating expenses	10,459	10,850	20,845	19,685
Operating income	2,603	51	6,482	622
Other income (expense):
Interest income	332	1	476	5
Interest expense	(848)	(750)	(1,674)	(1,512)
Other losses, net	(2,959)	(65)	(74)	(546)
Total other expense	(3,475)	(814)	(1,272)	(2,053)
(Loss) income from continuing operations before income taxes	(872)	(763)	5,210	(1,431)
Income tax (benefit) expense	(346)	723	779	1,038
Net (loss) income from continuing operations	(526)	(1,486)	4,431	(2,469)
Net loss from discontinued operations	—	(21,491)	—	(40,002)
Net (loss) income	(526)	(22,977)	4,431	(42,471)
Less: Preferred dividends on redeemable preferred stock	(537)	(537)	(1,074)	(1,074)
Net (loss) income attributable to common stockholders	$(1,063)	$(23,514)	$3,357	$(43,545)

Net (loss) income per common shares - basic
Continuing operations	$(0.02)	$(0.03)	$0.06	$(0.06)
Discontinued operations	—	(0.36)	—	(0.67)
Net (loss) income attributable to common stockholders	$(0.02)	$(0.39)	$0.06	$(0.73)

Net (loss) income per common shares - diluted
Continuing operations	$(0.02)	$(0.03)	$0.06	$(0.06)
Discontinued operations	—	(0.36)	—	(0.67)
Net (loss) income attributable to common stockholders	$(0.02)	$(0.39)	$0.06	$(0.73)

Weighted-average number of common shares outstanding - basic	60,178	59,748	60,129	60,027
Weighted-average number of common shares outstanding - diluted	60,178	59,748	60,637	60,027

Steel Connect, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six months ended January 31,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$4,431	$(42,471)
Less: Loss from discontinued operations, net of tax	—	(40,002)
Income (loss) from continuing operations	4,431	(2,469)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	924	1,175
Amortization of deferred financing costs	24	68
Accretion of debt discount	1,056	800
Share-based compensation	355	408
Non-cash lease expense	4,488	4,720
Bad debt expense (recovery)	964	(3)
Other losses, net	74	759
Changes in operating assets and liabilities:
Accounts receivable, net	2,734	(6,665)
Inventories, net	(493)	(1,661)
Prepaid expenses and other current assets	(1,536)	(476)
Accounts payable and accrued expenses	(1,016)	5,633
Refundable and accrued income taxes, net	(845)	(319)
Other assets and liabilities	(1,572)	(4,692)
Net cash provided by (used in) operating activities	9,588	(2,722)
Cash flows from investing activities:
Additions to property and equipment	(866)	(826)
Proceeds from the disposition of property and equipment	16	—
Net cash used in investing activities	(850)	(826)
Cash flows from financing activities:
Payments of preferred dividends	(1,074)	(1,074)
Repayments on capital lease obligations	(38)	(36)
Net cash used in financing activities	(1,112)	(1,110)
Net effect of exchange rate changes on cash and cash equivalents	1,110	(395)
Net increase in cash, cash equivalents and restricted cash	8,736	(5,053)
Cash, cash equivalents and restricted cash, beginning of period	58,045	66,329
Cash, cash equivalents and restricted cash, end of period	$66,781	$61,276

Cash and cash equivalents, end of period	$62,427	$55,641
Restricted cash for funds held for clients, end of period	4,354	5,635
Cash, cash equivalents and restricted cash, end of period	$66,781	$61,276

Cash flows from discontinued operations:
Operating activities	$—	$(20,446)
Investing activities	—	(6,363)
Financing activities	—	(3,000)
Net cash used in discontinued operations	$—	$(29,809)

Steel Connect, Inc. and Subsidiaries
Segment Data
(in thousands)
(unaudited)

	Three Months Ended January 31,		Six Months Ended January 31,
	2023	2022	2023	2022
	(Unaudited)
Net revenue:
Supply Chain	$50,781	$54,322	$102,140	$98,676
	50,781	54,322	102,140	98,676
Operating income:
Supply Chain	5,388	2,374	11,238	4,347
Total segment operating income	5,388	2,374	11,238	4,347
Corporate-level activity	(2,785)	(2,323)	(4,756)	(3,725)
Total operating income	2,603	51	6,482	622
Total other expense, net	(3,475)	(814)	(1,272)	(2,053)
(Loss) income before income taxes	$(872)	$(763)	$5,210	$(1,431)

Steel Connect, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures to GAAP Measures
(in thousands)
(unaudited)

EBITDA and Adjusted EBITDA Reconciliations:

	Three Months Ended January 31,		Six Months Ended January 31,
	2023	2022	2023	2022
Net (loss) income from continuing operations	$(526)	$(1,486)	$4,431	$(2,469)

Interest income	(332)	(1)	(476)	(5)
Interest expense	848	750	1,674	1,512
Income tax (benefit) expense	(346)	723	779	1,038
Depreciation	465	545	924	1,175
EBITDA	109	531	7,332	1,251

Strategic consulting and other related professional fees	181	212	832	346
Executive severance and employee retention	(34)	356	(150)	356
Restructuring and restructuring-related expense	—	856	—	856
Share-based compensation	178	217	355	408
Loss on sale of long-lived assets	—	1	16	1
Unrealized foreign exchange losses (gains), net	4,240	(363)	3,728	(804)
Other non-cash gains, net	(43)	(56)	(201)	(33)
Adjusted EBITDA	$4,631	$1,754	$11,912	$2,381

Net revenue	$50,781	$54,322	$102,140	$98,676
Adjusted EBITDA margin	9.1%	3.2%	11.7%	2.4%

Free Cash Flow Reconciliation:

	Three Months Ended January 31,		Six Months Ended January 31,
	2023	2022	2023	2022
Net cash provided by (used in) operating activities	$1,336	$1,098	$9,588	$(2,722)
Additions to property and equipment	(318)	(463)	(866)	(826)
Free cash flow	$1,018	$635	$8,722	$(3,548)

Net Debt Reconciliation:

	January 31, 2022	July 31, 2022
Total debt, net	$12,048	$10,968
Unamortized discounts and issuance costs	2,892	3,972
Cash and cash equivalents	(62,427)	(53,142)
Net debt	$(47,487)	$(38,202)

Note Regarding Use of Non-GAAP Financial Measurements

In addition to the financial measures prepared in accordance with generally accepted accounting principles, the Company uses EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt, all of which are non-GAAP financial measures, to assess its performance. EBITDA represents earnings from continuing operations before interest income, interest expense, income tax (benefit) expense, and depreciation. We define Adjusted EBITDA as net (loss) income from continuing operations excluding net charges related to interest income, interest expense, income tax (benefit) expense, depreciation, strategic consulting and other related professional fees, executive severance and employee retention, restructuring and restructuring-related expense, share-based compensation, loss on sale of long-lived assets, unrealized foreign exchange losses (gains), net, and other non-cash gains, net. The Company defines Free Cash Flow as net cash provided by (used in) operating activities less additions to property and equipment, and defines Net Debt as the sum of total debt, excluding reductions for unamortized discounts and issuance costs, less cash and cash equivalents.

We believe that providing these non-GAAP measurements to investors is useful, as these measures provide important supplemental information of our performance to investors and permit investors and management to evaluate the operating performance of our business. These measures provide useful supplemental information to management and investors regarding our operating results as they exclude certain items whose fluctuation from period-to-period do not necessarily correspond to changes in the operating results of our business. We use EBITDA and Adjusted EBITDA in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, determining a component of certain incentive compensation for executive officers and other key employees based on operating performance, determining compliance with certain covenants in the Company's credit facilities, and evaluating short-term and long-term operating trends in our core business. We use Free Cash Flow to conduct and evaluate our business because, although it is similar to cash flow from operations, we believe it is a useful measure of cash flows since purchases of property and equipment are a necessary component of ongoing operations, and similar to the use of Net Debt, assists management with its capital planning and financing considerations.

We believe that these non-GAAP financial measures assist in providing an enhanced understanding of our underlying operational measures to manage our core businesses, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. Further, we believe that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making. These non-GAAP financial measures should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies

Some of the limitations of EBITDA and Adjusted EBITDA include:

•EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;
•EBITDA and Adjusted EBITDA do not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;
•EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes;
•EBITDA and Adjusted EBITDA do not reflect historical capital expenditures or future requirements for capital expenditures or contractual commitments;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and
•other companies in our industry may calculate EBITDA and Adjusted EBITDA differently, limiting their usefulness as comparative measures.

In addition, Net Debt assumes the Company's cash and cash equivalents can be used to reduce outstanding debt without restriction, while Free Cash Flow has limitations due to the fact that it does not represent the residual cash flow available for discretionary expenditures and excludes the Company's remaining investing activities and financing activities, including the requirement for principal payments on the Company's outstanding indebtedness.

See reconciliations of these non-GAAP measures to the most directly comparable GAAP measures included in the financial tables of this release.

Net Operating Loss Carryforwards

The Company's Restated Certificate of Incorporation (the “Protective Amendment”) and Amended Tax Benefits Preservation Plan (the “Tax Plan”) includes provisions designed to protect the tax benefits of the Company's net operating loss carryforwards by preventing certain transfers of our securities that could result in an "ownership change" (as defined under Section 382 of the Internal Revenue Code). The Protective Amendment generally restricts any direct or indirect transfer if the effect would be to (i) increase the direct, indirect or constructive ownership of any stockholder from less than 4.99 percent to 4.99 percent or more of the shares of common stock then outstanding or (ii) increase the direct, indirect or constructive ownership of any stockholder owning or deemed to own 4.99 percent or more of the shares of common stock then outstanding. Pursuant to the Protective Amendment, any direct or indirect transfer attempted in violation of the Protective Amendment would be void as of the date of the prohibited transfer as to the purported transferee (or, in the case of an indirect transfer, the ownership of the direct owner of the shares would terminate simultaneously with the transfer), and the purported transferee (or in the case of any indirect transfer, the direct owner) would not be recognized as the owner of the shares owned in violation of the Protective Amendment (the "excess stock") for any purpose, including for purposes of voting and receiving dividends or other distributions in respect of such shares, or in the case of options, receiving shares in respect of their exercise. Pursuant to the Tax Plan and subject to certain exceptions, if a stockholder (or group) becomes a 4.99-percent stockholder after adoption of the Tax Plan, certain rights attached to each outstanding share of our common stock would generally become exercisable and entitle stockholders (other than the new 4.99-percent stockholder or group) to purchase additional shares of the Company at a significant discount, resulting in substantial dilution in the economic interest and voting power of the new 4.99-percent stockholder (or group). In addition, under certain circumstances in which the Company is acquired in a merger or other business combination after an non-exempt stockholder (or group) becomes a new 4.99-percent stockholder, each holder of a right (other than the new 4.99-percent stockholder or group) would then be entitled to purchase shares of the acquiring company's common stock at a discount. For further discussion of the Company's tax benefits preservation plan, please see the Company's filings with the SEC.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this release that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact, including without limitation, those with respect to the Company's goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: changes in the Company’s relationships with significant clients; fluctuations in demand for our products and services; the Company’s ability to achieve and sustain operating profitability; demand variability from clients without minimum purchase requirements; general economic conditions and public health crises (such as the ongoing COVID-19 pandemic); intense competition in the Company’s business; risks relating to impairment, misappropriation, theft and credit-related issues with respect to funds held for the Company’s clients; our ability to maintain adequate inventory levels; our ability to raise or access capital in the future; difficulties increasing operating efficiencies and effecting cost savings; loss of essential employees or an inability to recruit and retain personnel; the Company's ability to execute on its business strategy and to achieve anticipated synergies and benefits from business acquisitions; risks inherent with conducting international operations, including the Company’s operations in Mainland China; the risk of damage, misappropriation or loss of the physical or intellectual property of the Company’s clients; increased competition and technological changes in the markets in which the Company competes; disruptions in or breaches of the Company’s technology systems; failure to settle disputes and litigation on terms favorable to the Company; challenges and risks arising from the disposition of IWCO Direct, including the Company’s reliance on the Supply Chain segment as its sole business; the Company's ability to preserve and monetize its net operating losses; changes in tax rates, laws or regulations; failure to maintain compliance with Nasdaq’s continued listing requirements; potential conflicts of interest arising from the interests of the members of the Company’s board of directors in Steel Holdings and its affiliates; potential restrictions imposed by its indebtedness; and potential adverse effects from changes in interest rates and the phase-out of LIBOR. For a detailed discussion of cautionary statements and risks that may affect the Company's future results of operations and financial results, please refer to the Company's filings with the SEC, including, but not limited to, the risk factors in the Company's Annual Report on Form 10-K filed with the SEC on October 31, 2022. These filings are available on the Company's Investor Relations website under the "SEC Filings" tab.

All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Investor Relations Contact

Jennifer Golembeske
914-461-1276
investorrelations@steelconnectinc.com